Exhibit 99.1

News Release

FOR IMMEDIATE RELEASE	Contact:	Jill Schmidt
(952) 594-3385

INTERNATIONAL MULTIFOODS COMPLETES PURCHASE
OF TOLEDO, OHIO, PLANT

MINNEAPOLIS, Jan. 27, 2003 — International Multifoods Corp. (NYSE: IMC) today announced that it has completed the purchase of a plant in Toledo, Ohio, from General Mills.  The plant will produce the Pillsbury baking mixes and ready-to-spread frostings, and the Hungry Jack pancake mixes that Multifoods acquired from General Mills subsequent to General Mills’ merger with Pillsbury.  The facility also will house a distribution center.

Multifoods agreed to acquire the Toledo plant as part of its November 2001 acquisition of the Pillsbury desserts and specialty products business.  The total cost of the acquisition was $316 million, of which $11.5 million remains to be paid in conjunction with the purchase of the Toledo plant.  Multifoods will pay half of the $11.5 million to General Mills in March of this year and the remainder six months later.  Multifoods does not expect the purchase of the plant to have any material effect on the company’s financial performance for fiscal 2003, which ends March 1, 2003.

“Today’s announcement represents another major milestone in Multifoods’ transition to a branded packaged foods company,” said Gary E. Costley, International Multifoods chairman and chief executive officer.  “We are pleased to be closing on the purchase of this state-of-the-art manufacturing facility.  This site will allow us to better serve our customers, and at the same time, it gives us room to grow.”

Multifoods will immediately begin manufacturing Pillsbury and Hungry Jack brand mixes at the plant.  Pillsbury frostings will continue to be produced by General Mills at their Murfreesboro, Tenn., plant until such time as the frosting lines at the Toledo plant meet all required cost, quality and productivity standards.  The company expects to be in full production with Pillsbury frostings by May.  Under terms of the purchase agreement, General Mills is responsible for the conversion of the Toledo plant and must ensure that the facility achieves production efficiency and product quality standards that match or exceed current Pillsbury levels.

The plant site, located at 1250 W. Laskey Road in Toledo, consists of a 650,000-square-foot building on 49 acres.  Multifoods will initially employ about 150 full-time people at the plant.  Additionally, the distribution center will employ approximately 50 people.

“We are delighted to welcome the former General Mills employees to Multifoods,” Costley said.  “We look forward to being part of the Toledo community.  Our Toledo plant will be an important component of our North American manufacturing system.”

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MULTIFOODS COMPLETES PURCHASE.. . . /2

About International Multifoods

International Multifoods is a manufacturer and marketer of branded consumer foods and foodservice products in North America.  The company’s food manufacturing businesses have combined annual net sales of nearly $1 billion.  Multifoods’ brands include Pillsbury® baking mixes for items such as cakes, muffins, brownies and quick breads; Pillsbury® ready-to-spread frostings; Hungry Jack® pancake mixes, syrup and potatoes; Martha White® baking mixes and ingredients; Robin Hood® flour and baking mixes; Pet® evaporated milk and dry creamer; Farmhouse® rice and pasta side dishes; Bick’s® pickles and condiments in Canada; Softasilk® premium cake flour; Red River® hot flax cereal; and Golden Temple®.  Further information about Multifoods is available on the Internet at www.multifoods.com.

Forward-Looking Language

This news release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements are based on current expectations or beliefs, including, but not limited to, statements concerning the company’s operations and financial performance and condition. For this purpose, statements that are not statements of historical fact may be deemed to be forward-looking statements. The company cautions that these statements by their nature involve risks and uncertainties, and actual results may differ materially depending on a variety of important factors, including, among others, successful completion of the integration of the acquired businesses; reliance on General Mills, Inc., to provide material transition and co-pack services to our U.S. Consumer Products Division, including the conversion of the General Mills Toledo plant for our use; the impact of competitive products and pricing; changes in consumer preferences and tastes or perceptions of health-related issues; effectiveness of advertising or market-spending programs; market or weather conditions that may affect the costs of grain and other raw materials; changes in laws and regulations; fluctuations in foreign exchange and interest rates; the inability to collect on a $6 million insurance claim related to the theft of product in St. Petersburg, Russia; risks commonly encountered in international trade; and other factors as may be discussed in the company’s Annual Report on Form 10-K for the year ended March 2, 2002, and other reports filed with the Securities and Exchange Commission.

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